Exhibit 99.1

Contact: Robert J. Hugin                           Brian P. Gill
         President & COO                           Senior Director PR/IR
         Celgene Corporation                       Celgene Corporation
         (908) 673-9102                            (908) 673-9530


                 CELGENE NOTIFIED OF ANDA FILING FOR THALIDOMIDE

SUMMIT, NJ - (DECEMBER 13, 2006) - Celgene Corporation (NASDAQ: CELG) announced that the Company has been notified of an Abbreviated New Drug Application (ANDA) filed with the U.S. Food and Drug Administration (FDA), with a Paragraph IV certification, by Barr Pharmaceuticals, Inc. This applicant is seeking authorization to market a generic version of thalidomide 200 mg tablets in the United States for the acute treatment of cutaneous manifestations of moderate to severe erythema nodosum leprosum (ENL). Celgene Corporation markets thalidomide under the brand name THALOMID(R) and has approval to market as a treatment in combination with dexamethasone for newly diagnosed multiple myeloma, as well as for the acute treatment of cutaneous manifestations of moderate to severe erythema nodosum leprosum (ENL) and as maintenance therapy for prevention and suppression of the cutaneous manifestations of ENL recurrence.

Celgene intends to file a complaint alleging infringement of Celgene patents, within the required forty-five day response period. By bringing suit, Celgene is entitled to up to a 30-month injunction against the applicant's marketing of generic thalidomide. Celgene has seven issued patents in the Orange Book with expiration dates of 2018 and 2020, which cover methods of more safely administering pharmaceutical products, including thalidomide through S.T.E.P.S.(R), an integral part of the FDA approved THALOMID labeling. Furthermore, Celgene holds additional broad patents protecting methods of using thalidomide in the treatment of hematological and solid tumor cancers.

Celgene intends to vigorously protect and defend its intellectual property rights against infringement. Marketing of an FDA-approved generic thalidomide may not commence until FDA approval of the generic and either a decision favorable to the ANDA applicant is rendered or until after the 30 months (two and a half years) injunction has lapsed, whichever comes first.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10K, 10Q AND 8K REPORTS.

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